Exhibit 99.2

BOYD GAMING CORPORATION ANNOUNCES EXPIRATION OF TENDER OFFER FOR

COAST HOTELS AND CASINOS 9.50% SENIOR SUBORDINATED NOTES DUE 2009

- Remaining Notes to be Redeemed -

LAS VEGAS, July 1, 2004 – Boyd Gaming Corporation today announced that, in connection with the consummation of its acquisition of Coast Casinos, Inc., its previously announced offer to purchase and consent solicitation (the “Tender Offer”) for Coast Hotels and Casinos, Inc.’s (“Coast”) 9.50% Senior Subordinated Notes due 2009 (the “Notes”) has expired.

A total of approximately $300.6 million, or 92.5%, in aggregate principal amount of outstanding Notes were tendered prior to the expiration date. Boyd Gaming accepted and paid for all Notes tendered pursuant to the Tender Offer. In addition, the amendments to the indenture governing the Notes, which eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture, became operative today upon Boyd Gaming’s acceptance of the tendered Notes.

In connection with the consummation of the acquisition and expiration of the Tender Offer, Boyd Gaming announced today that Coast has notified the trustee for the Notes that on August 2, 2004 Coast will redeem, in full, all Notes that remain outstanding, the aggregate principal amount of which is approximately $24.4 million. The redemption price will be

$1,047.50 per $1,000.00 principal amount of Notes plus interest accrued and unpaid to the redemption date. The redemption of the Notes will be funded from availability under Boyd Gaming’s credit facility.

The paying agent for the redemption is:

U.S. Bank National Association

Attention: Corporate Trust Department

60 Livingston Avenue

St. Paul, MN 55107-2292

A notice of redemption containing information required by the terms of the indenture governing the Notes will be mailed to noteholders.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include statements made in connection with the redemption of the Notes. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ are discussed in the Boyd Gaming’s Form 10-K for the fiscal year ended December 31, 2003 and in its other periodic and current reports on file with the Securities and Exchange Commission. All forward-looking statements in this release are made as of the date hereof and Boyd Gaming assumes no obligation to update any forward-looking statement.

Boyd Gaming engaged Banc of America Securities LLC and Deutsche Bank Securities Inc. to act as joint dealer managers and solicitation agents in connection with the Tender Offer.

Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 18 gaming entertainment properties, plus one under development, located in Nevada, New Jersey, Mississippi, Illinois, Indiana and Louisiana. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com .

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